Exhibit 99.1

Chimera Investment Corporation Announces 2nd Quarter 2013 Dividend of $0.09 per Share; Dividend Distribution Tax Information; March 31, 2013 Estimated GAAP Book Value of $3.55 per Share

NEW YORK--(BUSINESS WIRE)--June 19, 2013--The Board of Directors of Chimera Investment Corporation (NYSE: CIM) declared the second quarter 2013 common stock cash dividend of $0.09 per common share. This dividend is payable July 31, 2013, to common shareholders of record on July 1, 2013. The ex-dividend date is June 27, 2013.

As previously announced, the Company initiated a regular quarterly dividend of $0.09 per common share for each of the quarters in 2013, portions of which may be ordinary income, capital gains or a return of capital. The Board of Directors will review this program after the conclusion of the fourth quarter of 2013. For the first quarter of 2013, the Company paid cash dividends totaling $0.09 per common share, of which the Company estimates $0.05 per share is taxable income for federal tax purposes. Taxable income and the ultimate composition of the dividend between income and return of capital are calculated on a cumulative basis and will change over the course of the year. The character and composition of the dividend will not be finalized until the Company files its 2013 tax return in 2014.

The Company also announced today that it has estimated that as of March 31, 2013, its GAAP book value was $3.55 per share and its economic book value was $3.08 per share, compared to its estimated December 31, 2012, GAAP book value of $3.42 per share and economic book value of $3.04 per share.

Estimated economic book value considers the fair values of only the assets the Company owns or is able to dispose of, pledge, or otherwise monetize, and specifically excludes assets consolidated for GAAP but which the Company cannot dispose of, pledge or otherwise monetize. The Company's estimate of economic book value has important limitations. Should the Company sell the assets in its portfolio, it may realize materially different proceeds from the sale than estimated as of the reporting date.

The Company continues to work diligently to complete the ongoing work towards becoming current on all of its filings required under applicable securities laws. The Company will file its Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2012, all subsequent unfiled Quarterly Reports and Annual Report on Form 10-K as soon as practicable.

Chimera Investment Corporation invests in residential mortgage loans, residential mortgage-backed securities, real estate-related securities and various other asset classes. The Company’s principal business objective is to generate income from the spread between yields on its investments and its cost of borrowing and hedging activities. The Company is a Maryland corporation that has elected to be taxed as a real estate investment trust.

This news release contains or incorporates by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Forward-looking statements which are based on various assumptions (some of which are beyond the Company’s control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “would,” “will” or similar expressions, or variations on those terms or the negative of those terms. The Company’s forward-looking statements are subject to numerous risks, uncertainties and other factors, including the impact of the transition to a new independent registered public accounting firm and the Company’s ability to timely complete the process necessary to file its quarterly and annual reports for the quarters and year subsequent to December 31, 2011. The Company does not undertake, and specifically disclaims all obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, see “Item 1A — Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011.

CONTACT:
Chimera Investment Corporation
Investor Relations, 646-454-3759
www.chimerareit.com